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                                 United States
                      Securities and Exchange Commission


                  Proxy Statement Pursuant to Section 14(a)


                   Under the Securities Exchange Act of 1934
                              (Amendment No.___)*

Filed by the Registrant: [_]    Filed by a Party Other than the Registrant: [_]

Check the appropriate box:

[_]  Preliminary proxy statement      [_]  Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(a)(2))
[ ]  Definitive proxy statement

[X]  Definitive additional materials  [_]  Soliciting material pursuant to Rule
                                           14a-11(c) or Rule 14a-12


                        StateFed Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                           Krause Gentle Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to exchange act Rule 0-11 (set forth the amount on which the filing fee is calculated and how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule, or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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URGENT !  LATE BREAKING NEWS . . . . URGENT ! LATE BREAKING NEWS

For Immediate Release - October 13, 2000

Contact:        David Stork or Kendra Daly
                1 (800) 397-1000 (toll free)

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) ENDORSES KRAUSE GENTLE CORPORATION'S NOMINEES FOR STATEFED BOARD SEATS

Krause Gentle Corporation, West Des Moines, Iowa today was gratified to learn that Institutional Shareholders Services (ISS) has released their lengthy report on the StateFed Financial Corporation (Statefed's) proxy contest. (ISS is one of the most widely followed independent organizations specializing in proxy analysis for institutional investors.) In their 12 page report, it was stated, as follows:

"Certainly, shareholders could expect adequate premiums on their shares if the company were to explore the sale of the company. However, management has clearly stated that it has no intention of selling the company. Although Ms. Black and Mr. Wood have stated that they will be open-minded about a possible merger and will consider all offers, they have not taken a proactive approach to evaluate all the strategic alternatives for the company including the assessment of the company as an acquisition target and as an independent entity. In fact, the company did not hire an investment banker to assess the value of Krause Gentle's offer to buy the company in 1999. In addition, the company's poor stock price performance and poor operating performance with respect to ROE suggest that the company may need to examine alternative strategies in maximizing shareholder value.

 "ISS believes that the motive of the dissidents is two-fold: (1) to eventually gain control of the company and (2) buy out shareholders at a fair price by merging the company with Liberty Bankshares. Krause Gentle's attempt to buy the company in 1999 at $13.75 per would have resulted in a 22.2-percent premium over the company's closing stock price one day prior to the announcement and a 46.6-percent premium four weeks prior to the announcement. According to the data provided by the Securities Data Co. relating to comparable transactions, the average offer premiums on the closing stock price one day and four weeks prior to the announcement were 6.72 percent and 7.66 percent, respectively. Thus, Krause Gentle's offer greatly exceeds these average premiums. Moreover, Krause Gentle's offer represented a 25-percent premium to the company's 52-week high of $11.00 per share in 1999. This suggests that Krause's intentions are in the best interests of all shareholders.

 "A final consideration is that the dissident group is asking for only two seats on the eight-director classified board. This ensures that the other directors will hear alternative views without the dissident nominees having a deciding vote. A careful review of the business experience of each current independent outside director suggests that the board has no experience in mergers and acquisitions. ISS appreciates the benefits to the board that arise from diversified skill sets. As such, shareholders could benefit from Mr. K. Krause's experiences in bank acquisitions. ISS believes that shareholders should support the dissident slate of nominees."

We couldn't agree more !

Krause Gentle believes that the conclusion of the ISS report perfectly summarizes Krause Gentle's position.

For shareholders who want to support the Krause Gentle nominees, the rules are very simple. Do not return the white proxy card - throw it away ! If you have returned the white card after the BLUE card, it has voided your vote on the BLUE Krause Gentle card. If in error you have returned the white card instead of, or after, our BLUE card, please call your broker immediately and instruct him or her that you wish to vote the BLUE card in favor of the Krause Gentle nominees. They will do that for you. Every single vote counts. We need your support.

If you need assistance in voting the BLUE proxy card, please call our proxy solicitor, Beacon Hill Partners, Inc., at (800) 755-5001 (toll-free).

                            VOTE THE BLUE CARD !

[LOGO OF WAK]
-------------------------------------------------------------------------------
W.A. Krause
President & CEO

                               October 16, 2000

Dear Fellow StateFed Financial Corporation Stockholders:

        I am writing to you on behalf of Krause Gentle Corporation in order to respond to a letter dated October 10, 2000, that the management of StateFed Financial Corporation ("StateFed") sent to all stockholders. I think it is important that you have an accurate account of pertinent matters.

        First, StateFed could have easily avoided this costly proxy contest-costly to both Krause Gentle and you! In a letter sent to StateFed on September 28, 2000, Krause Gentle asked that StateFed increase the size of its Board by three (3) members allowing the incumbent directors to remain on the Board and that it add three representatives of Krause Gentle to fill the new Board positions. The Company refused. Each stockholder should ask why StateFed was against having representatives of its largest stockholder on the Board, when they would only constitute three (3) members of an eleven (11) member Board. Furthermore, the SFFC management knows that even if Krause Gentle's nominees win, they will only constitute a minority of the Board, only two (2) out of eight (8) seats.

        Second, in its letter, StateFed management makes no specific reference to the price of StateFed stock. The price has languished for years, when within the past few years the stock market has performed far above people's expectations. In the midst of this environment, the value of StateFed stock has not kept pace. As an owner of over 9.8% of the outstanding common stock of StateFed, we are deeply concerned about the performance of management as well as the current and future value of StateFed stock.

        Third, Krause Gentle's nominees and I have significant banking experience and a stellar record of high performance. Liberty Banshares, a company in which I am the majority shareholder and CEO, has a return on equity of 30.06%, whereas StateFed has a return on equity of 7.03%.

        Fourth, the only recent actions taken by StateFed management to increase its stock price has been in response to Krause Gentle's attempt to secure representation on StateFed's board. StateFed's recent declaration of a special dividend and announcement of its intent to buy back stock is nothing more than a thinly veiled attempt to pacify investors in the short term and generate support for its incumbent directors.

        Fifth, StateFed's management did not inform you that its stock currently trades at a price below its book value! We believe the reason for this is that StateFed stockholders do not believe in StateFed management's approach to running a bank.

        Sixth, StateFed's board mainly consists of individuals who adhere to an old school style of banking that is not in keeping with today's vibrant and changing economy. New blood and enthusiasm is needed in order to make StateFed a success. Krause Gentle's nominees will provide the injection of experience and know how that is needed in the ever-evolving bank environment. This can be seen by our nominee's experience with highly successful and profitable banks and other commercial enterprises.

        You should ask yourself: Why hasn't StateFed management pursued negotiations for a sale of the bank in an effort to enhance shareholder value? Could it be a desire to perpetuate themselves in their current positions? Such inquiries are extremely relevant when you consider how to cast your vote at the upcoming annual meeting.

        Our two nominees are successful business professionals with proven track records. We are fed up with the current StateFed board, who has not been successful in improving shareholder value. Please take a careful look at the highlights below of who our nominees and I are and our past success:


                           Krause Gentle Corporation
             6400 Westown Parkway - West Des Moines, Iowa 50266-9857

   W.A. KRAUSE: Director, President and CEO of Krause Gentle which owns the Kum & Go convenience store chain. Under the direction of Mr. Krause, Kum & Go has grown from one gas station located in Hampton, Iowa to a chain that operates over 300 convenience stores in 12 midwestern states. Mr. Krause became involved in banking in 1968. Liberty Bank started in 1983 when Mr. Krause purchased 11 closed banks. Mr. Krause grew the bank from $2 million to $675 million in a little over 10 years. Liberty Bank was acquired by Commercial Federal Bank in 1998. Mr. Krause started a new Liberty Bank in 1998 by purchasing Lakes National Bank which had loans of $19 million and deposits of $33 million. In two years the new Liberty Bank has grown its total assets to approximately $165 million.

   KYLE J. KRAUSE: Director and COO of Krause Gentle. Mr. Krause currently serves as a director of the new Liberty Bank and was a director of the former Liberty Bank. Mr. Krause has also served as a director on the board of Hawkeye Bancorp, the youngest director ever elected to that board.

   DENNIS N. FOLDEN: Director and Executive Vice President of Krause Gentle. Mr. Folden currently serves as a director of the new Liberty Bank and was a director of the former Liberty Bank.

        Krause Gentle is StateFed's largest shareholder, and our interests are the same as all other shareholders. We are committed to building shareholder value and having that value recognized in the share price. We believe strongly that our outstanding nominees are the right individuals to help oversee the management of our company.

                                        Sincerely,


                                        W.A. Krause
                                        President, Krause Gentle Corporation



                         YOUR VOTE IS EXTREMELY IMPORTANT

   1. Please SIGN, MARK, DATE and MAIL your BLUE proxy card in the enclosed postage-paid envelope. If you wish to vote for our Nominees, you must submit the enclosed BLUE proxy card and must NOT submit management's proxy card.

   2. If you have already voted for the current Board, you have every legal right to change your mind and vote FOR our Nominees on the BLUE proxy card. Only your latest dated proxy card will count.

   3. If your shares are held for you by a bank, brokerage firm or other nominee, only your bank, broker or nominee can vote your shares and only after receiving your instructions. Please sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided or call your bank, broker or nominee and instruct your representative to vote FOR our Nominees on the BLUE proxy card.

   4.   Time is Short.   Please vote today!

        If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc. at the toll free number listed below.

                            BEACON HILL PARTNERS, INC.
                          (212) 843-8500 (call Collect)
                         or Call toll-free (800) 755-5001